Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-112244

Pricing Supplement No. 19 dated December 20, 2004.
(To Prospectus dated September 7, 2004 and Prospectus
Supplement dated September 7, 2004)
This Pricing Supplement consists of 2 pages.

                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                            FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2004-019

                        4.00% NOTES DUE DECEMBER 15, 2011

The description in this pricing supplement of the particular terms of the 4.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:      $382,000.00     Interest Rate:         4.00%

Price to Public:       100%            Issuance Date:         December 23, 2004

Net Proceeds to Trust: $377,110.00     Stated Maturity Date:  December 15, 2011

Agent's Discount:      1.28%           Initial Interest
                                       Payment Date:          June 15, 2005

CUSIP Number:    41659FAT1             Interest Payment
                                       Frequency:             Semi-Annually

Day Count Convention: 30/360           Regular Record Dates:  15 days prior to
                                                              an Interest
                                                              Payment Date.

Optional Redemption: Yes [ ] No [X]    The Survivor's Option [X] is [ ] is not
      Optional Redemption Date: N/A      available
      Initial Redemption                 Annual Put Limitation: $1 million or 1%
      Percentage:          N/A           Individual Put Limitation: $250,000
      Annual Percentage                  Trust Put Limitation: N/A
      Reduction:           N/A

      Redemption
      may be:  [ ] In whole only.     Authorized
               [ ] In whole or        Denominations: $1,000 integral amounts.
                   in part.

Securities Exchange Listing:  None.

Special Tax Considerations:   None.   Other Provisions Relating
                                      to the Notes:                    None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services, Raymond James, Banc of America Securities LLC, Charles Schwab & Co., Inc., RBC Dain Rauscher, Inc.

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:      Hartford Life Insurance Company

Funding Agreement:               FA-404019                         Interest Rate:                    4.00%

Contract Payment:                $382,015.00                       Effective Date:                   December 23, 2004

Deposit Amount:                  $377,125.00                       Stated Maturity Date:             December 15, 2011
(if different from Contract Payment)

Day Count Convention:            30/360                            Initial Interest Payment Date:    June 15, 2005

Special Tax Considerations:      None.                             Interest Payment Frequency:       Semi-Annually

Optional Redemption: Yes [ ]     No [X]                            Survivor Option: Under the Funding Agreement, Hartford Life
Optional Redemption Date: N/A                                                Insurance Company [X] is [ ] is not required
                                                                             to provide the Trust with amounts it needs to
                Initial Redemption Percentage:    N/A                        honor valid exercises of the Survivor's Option.
                Annual Percentage Reduction:      N/A
                Redemption may be: [ ]  In whole only.             Other Provisions Relating to the Funding
                                                                                             Agreement:   None.
                                   [ ]  In whole or in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of December 23, 2004, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

            Standard & Poor's: AA-            Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.